Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

To the Board of Management and Supervisory Board of

Allianz SE:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-13462 and File No. 333-139900) relating to the Allianz Employee Stock Purchase Plan for the North American Allianz Group Companies of our reports dated June 14, 2007, with respect to the consolidated balance sheets of Allianz SE and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated income statements, consolidated statements of changes in equity, and consolidated statements of cash flow for each of the years in the three-year period ended December 31, 2006, and the financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on

Form 20-F of Allianz SE.

KPMG Deutsche Treuhand-Gesellschaft

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

Munich, Germany

June 14, 2007